Exhibit 11.1

                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)
                                                   Six months                      Quarter
                                                 ended January 31,             ended January 31,
                                                 1998          1997            1998         1997

Net income (loss) applicable to
  common stock                               $  (501,279)  $ (771,896)     $   72,896   $ (297,622)


Common and common equivalent shares -
    diluted:
  Basic weighted average common shares
    outstanding                                5,959,515    5,905,943       5,964,145    5,908,786
  Adjustments for assumed exercise of
    stock options                                 37,605*      67,290*         25,806       66,723*
  Adjustments for assumed exercise of
    stock warrants                                 5,028*      22,987*          4,260       15,860*
  Weighted average number of common and
    common equivalent shares outstanding       6,002,148    5,996,220       5,994,211    5,991,369

Net income (loss) per share of
  common stock:
    Basic and diluted                        $     (0.08)  $    (0.13)     $     0.01   $    (0.05)

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item
601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.